Exhibit 10.1

August 23, 2011

A. William Allen, III
1300 Dove Street
Suite 105
Newport Beach, CA 92600

Dear Bill,

This letter will evidence our agreement pursuant to which you will investigate, evaluate and recommend to OSI investment opportunities in the restaurant business.  You will provide to OSI, as an independent contractor, consulting services to identify, evaluate and recommend acquisition and investment opportunities for OSI in the restaurant business (the “Project”).  Such services will be rendered on a non-exclusive basis and OSI acknowledges that you may be performing comparable services for other companies.  You acknowledge that OSI does not have an exclusivity obligation to you and OSI may engage others to perform services the same as or similar to the Project or may make acquisitions or investments separate from the Project.   In performing these services you will report to me.

The Project will be considered complete when OSI has closed on an acquisition of or investment in a restaurant business identified, evaluated and recommended by you (“Completion of the Project”).   The date of Completion of the Project will be the date of closing of OSI’s acquisition or investment; provided that if OSI is pursuing acquisitions of or investments in more than one such business identified by you, the Completion of the Project will be the date of closing of all such acquisitions or investments.

For so long as you are receiving your current fees for serving on the OSI Board, you will not receive any compensation for your consulting services other than, if applicable, the Equity Incentive (defined below).  You will be reimbursed for appropriate expenses with respect to the Project subject to my approval.

In the event you are no longer receiving fees for serving on the OSI Board, then you will receive a consulting fee at the rate of $50,000 per calendar quarter, payable in advance, until the earlier of (i) Completion of the Project or (ii) termination of the Project.  The quarterly consulting fee will be pro-rated for the calendar quarter in which Completion of the Project or termination of the Project occurs.

The Project will continue until the earlier of (i) Completion of the Project or (ii) termination of the Project by either party.   Either party will have the right to terminate the Project on ten (10) business days notice.  Notwithstanding any such Completion of the Project or termination, OSI shall remain obligated under the terms of this letter to pay you the Equity Incentive (as defined below) with respect to each acquisition of or investment in a restaurant business identified, evaluated and recommended by you that OSI or its affiliates makes within 12 months of the Completion of the Project or termination.

In the event OSI or its affiliates makes an acquisition of or investment in a restaurant business identified, evaluated and recommended by you, you will receive the following (the “Equity Incentive”) with respect to each such acquisition or investment: 10% of the excess of OSI’s Value over OSI’s Investment as of the Valuation Date (defined below) determined as provided below and 10% of the excess of the OSI Interim Unit Value over OSI’s Investment with respect to Interim Units. For purposes of determining the Equity Incentive the term “Interim Units” shall mean restaurants open for business for less than twelve full calendar months as of the Valuation Date.

Except as provided below with respect to Interim Units, OSI’s Value shall be determined as of the seventh anniversary of the Completion of the Project for such acquisition or investment (“Valuation Date”).  OSI’s Value shall be equal to the sum of (a) EBITDA of the entire business (excluding the EBITDA of Interim Units) for the twelve full calendar months immediately preceding the Valuation Date multiplied by 7, and then multiplied by a percentage equal to the fully diluted ownership percentage of OSI in the business (such product is referred to as the “Initial OSI Value”), and (b) EBITDA of the Interim Units only  for the twelve full calendar months immediately following the Valuation Date multiplied by 7, and then multiplied by a percentage equal to the fully diluted ownership percentage of OSI in the business as of the first anniversary of the Valuation Date (such product is referred to as the “OSI Interim Unit Value”).  For purposes of clarity, in no event will EBITDA or the Equity Incentive include units that were not open for business on the Valuation Date for such acquisition or investment.

For example, if OSI’s fully diluted ownership percentage in the business is 35%; and the EBITDA of the entire business for the 12 full calendar months preceding the Valuation Date is $5,000,000 (assuming no Interim Units) – then OSI’s Value is equal to $12,250,000 ($5,000,000 x 7 x .35). EBITDA of the business shall be determined by OSI using OSI’s standard methodology. EBITDA of the business shall be normalized for any non-recurring events.

If prior to the Valuation Date, OSI or its affiliates sells an acquired business or its entire investment, distributes such business or investment by dividend or otherwise, or conducts a public offering of such business, then OSI’s Value shall instead be determined as follows: (i) in the event of a sale, OSI’s Value shall be equal to the net amount received by OSI or its affiliates from such sale, (ii) in the event of a distribution, the appraised fair market value of

A. William Allen, III
August 23, 2011

the property distributed to OSI or its affiliates as of the date of such distribution, and (iii) in the event of a public offering, the value of OSI’s or its affiliates’ interest in such business or interest based on the initial public offering price.

 OSI’s Investment shall be equal to the total amount of funds OSI has invested in the business, including initial ownership purchase price, subsequent equity purchases, loans and additional capital contributions.  OSI’s Investment shall not include amounts reinvested in the business from the business’s cash flow.  OSI’s investment shall be reduced by the total amount of all dividends and other distributions actually received by OSI from the business.  OSI’s Investment as of the Valuation Date shall not include capital expenditures relating to Interim Units. OSI’s Investment with respect to Interim Units shall include all capital expenditures for Interim Units as of the date of calculation of the value of Interim Units and shall not include any amounts included in determining OSI’s Investment as of the Valuation Date.   If as of the Valuation Date the dividends and other distributions actually received by OSI from the business exceed the amount of OSI’s Investment, then such 10% of such excess shall be added to the Equity Incentive as otherwise calculated herein.

The Equity Incentive will be paid to you in cash not later than 90 days after the Valuation Date (or in the case of an event described in clauses (i)-(iii) above, the date of such event), provided, that the Equity Incentive for Interim Units shall be paid in cash not later than 90 days after the first anniversary of the Valuation Date. If, after Completion of the Project, we request you to provide services to the business, you agree to do so on a non-exclusive basis as an independent contractor, without restriction as to services that can be provided to other parties, subject to negotiate of mutually acceptable compensation.

You acknowledge and agree that the Equity Incentive is payable only in connection with an OSI acquisition or investment identified, evaluated and recommended by you. No Equity Incentive or other payment or compensation will be due to you as a result of an OSI acquisition or investment that is sourced directly by OSI or from someone other than you.  No Equity Incentive or other payment or compensation will be due to you as a result of an OSI acquisition or investment in any restaurant brand that has engaged an investment banker to contact potential investors seeking investment funds on their behalf.

Unless otherwise agreed by OSI in writing, you will limit the Project to restaurant brands with no more than 20 units currently operating.  To avoid any dispute or conflict, you will submit to me in writing, from time to time, those restaurant brands you have, in good faith have identified and are actively evaluating as part of the Project. Similarly, OSI will submit to you in writing, from time to time, those restaurant brands that OSI, in good faith, is evaluating for acquisition or investment that have been sourced directly by OSI or from someone other than you and are therefore not eligible for the Project or the Equity Incentive. Neither party shall submit a restaurant brand to the other unless they are in good faith actively evaluating the brand for acquisition or investment.

A. William Allen, III
August 23, 2011

This letter contains our complete agreement and supersedes any prior communications or agreements relating to the subject matter of this letter.  If the above accurately reflects our agreement, please so indicate by signing below and returning the original to me.

Sincerely,

      /s/ Elizabeth Smith

Elizabeth Smith

Agreed and Accepted:

/s/ A. William Allen, III______

A. William Allen, III

Date: _8-23-11____________

A. William Allen, III
August 23, 2011